Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-192476

Free Writing Prospectus dated February 27, 2014

FANTEX How it works explore stock log in sign up learn more ipo & trade Invest in Stock Linked to The Income of a Pro Athlete Brand* It’s real stock, real money, and real athlete brands.  Member SIPC Member FINRA Get Started Getting started is easy and takes about 5-8 minutes. Have Questions? Call us at (855) 905-5050  Ever wanted a way to invest in stock linked to the cash flows of a professional athlete? Fantex is the only platform offering securities linked to the earnings generated by a pro athlete’s brand -- on and off the field, possibly forever.   Learn More  Watch the brand video for Fantex Vernon Davis Learn More Is this real money, real stock?  Fantex is a real-money marketplace, and the exclusive brokerage for all Fantex, Inc. securities. Each tracking stock is linked to the value and performance of a contact between the athlete and Fantex, Inc. This is the first time fans can invest in stock linked to a player’s brand income. The minimum investment to invest in an IPO is one share, or $10. There are no minimums to open an account with Fantex.  How does Fantex, Inc. value a brand?  Fantex, Inc. looks at many factors in valuing a brand initially, including the sport, the playing position of the athlete, and how the athlete compares to his peers, and then estimates the length of his playing career. Fantex, Inc. also looks at the earnings of an athlete’s brand, including current and future playing contracts, endorsements, appearance fees as well as post-career income potential from contractually-specified activities, which may include things like broadcasting.  What happens if an athlete is injured or retires?  An athlete’s brand income would be negatively impacted if they are injured or retire permanetly. But even if an athlete gets injured or retires, they could continue to earn other brand income (such as endorsements, business ventures, or broadcasting), and the same portion of any of this brand income would still be payable to Fantex, Inc. based on the brand contract.  What is Fantex?  Fantex Holdings is the parent company of both Fantex, Inc. and Fantex Brokerage Services. Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.   What are the risks?  All investments have risks, and securities listed on Fantex also have risks that should be considered before making any investment. Specific risks include things like risk of injury, the athlete’s inability to sign new playing contracts or the loss of endorsement deals. Fantex Tracking stocks are highly risky and speculative and should be considered only by persons who can afford the loss of their entire investment. The Fantex, Inc. risk factors can be viewed here.  Why would an athlete sign with Fantex, Inc.? Athletes get cash upfront for selling a piece of their future brand income. Athletes also have the opportunity to work with the Fantex, Inc. team to grow their brand awareness, increase their brand’s longevity, and potentially generate more lifetime brand income. Where can I trade these stocks?  All Fantex, Inc. securities will trade exclusively at Fantex.com. Fantex is a registered ATS (alternative trading system) with the SEC. There can be no assurance as to the development or liquidity of any trading market for these stocks.  What is a Fantex, Inc. tracking stock?  To finance the acquisition of the contracts, Fantex, Inc. will offer equity securities in Fantex, Inc. and establish a tracking stock linked to the separate economic performance and value of the brand associated with the tracking stock – which may include income earned from contracts, endorsements and appearance fees as determined by the brand contract.  Fantex, Inc. will typically attribute 95% of the acquired band income under the brand contract to the tracking stock. In addition Fantex, Inc. will attribute to the brand certain expenses of Fantex, Inc. including in certain cases specified expenses related to other tracking stocks that may be issued in the future. Holders of shares of a tracking stock will have no direct investment in the business or assets attributed to the brand contract, associated brand or athlete. Rather an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. Learn More Get started Getting started is easy and only takes about 5 minutes. Have Questions? Call us at (855) 905-5050   Fantex, Inc. offerings are highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has currently entered into brand contracts with NFL football players. The images on this website depicting other sports are intended to illustrate sports played by athletes that Fantex, Inc. may pursue to enter into brand contracts. Fantex, Inc. intends to enter into additional brand contracts and issue additional tracking stocks to finance the acquisition of its minority interest in those brands. There is no assurance that Fantex, Inc. will offer additional tracking stocks to reflect the economic performance of brands that play any of the sports depicted on the website. The offering of additional tracking stocks involves risk.  * Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking series that Fantex, Inc. establishes and issues in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services. Fantex Brokerage Services cannot assure you as to the development or liquidity of any trading market for these stocks.  Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. View the Fantex Arian Foster prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.  Fantex Explore Stock How it Works Help About About Fantex Press Contact Legal Privacy Policy Account Agreement Business Continuity Procedures Customer Identification Connect with Us  SiPC Member: FINRA  Norton Secured powered by VeriSign about SSLcertificates  Copy right 2013 On www.fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex,”unless otherwise specified, referes to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities.

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Fantex Log in Getting Started Fantex is the only real-money trading platform and brokerage where you can buy and sell shares linked to a professional athlete’s brand earnings. Opening your account only takes about 5-8 minutes. Email address you@gmail.com State of Residence GET STARTED STEP 1 OF 3 By clicking the get started button you agree to our Privacy and Customer Identification policies. Opening a Brokerage Account U.S. federal regulations require us to obtain certain information to confirm your identity, as well as ask questions to establish your investment profile. We have a strict privacy policy and use advanced encryption to keep your data safe. What You’ll Need Completing your application is easy. This is a financial account though, so you’ll need a little more information than usual. Current Address Investment Experience Social Security Number Your information is safe and secure. We use bank level security to protect your information. Institutions interested in learning more about opening an account at Fantex Brokerage Services should send their inquiries to: Institutions@fantex.com Fantex Explore Stock How It Works Help About About Fantex Press Contact Legal Privacy Policy Account Agreement Business Continuity Procedures Customer Identification Connect With Us Copyright 2013 On www.fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex,” unless otherwise specified, refers to Fantex Brokerage Services. Fantex Brokerage Services LLC and Fantex Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage LLC does not solicit, recommend or offer advice on the Investment merits of investing in any securities. Logo Logo Logo Logo Member; FINRA